Exhibit 99.1


     Jack in the Box Inc. Earns $16.3 Million in Second Quarter;
             Reaffirms Earnings Guidance for Fiscal 2003


    SAN DIEGO--(BUSINESS WIRE)--May 14, 2003--Jack in the Box Inc. (NYSE: JBX), operator and franchiser of Jack in the Box(R) and Qdoba Mexican Grill(R) restaurants, today announced net earnings of $16.3 million, or 44 cents per diluted share, for the second quarter ended April 13 compared with $18.2 million, or 45 cents per share, for the same quarter last year. Year-to-date, earnings per share totaled $1.00 versus $1.12 in 2002. The company, which met its second-quarter earnings forecast, also reaffirmed its earnings-per-share estimate for fiscal 2003 of approximately $1.97 to $2.01.
    Weak economic conditions in certain key markets, along with continued competitive discounting, poor weather and soft sales in markets impacted by the war, contributed to a 4.3 percent decrease in Jack in the Box same-store sales compared with a 0.3 percent decrease for last year's second quarter. Year-to-date, same-store sales were down 3.3 percent compared with a 0.3 percent increase for the first half of fiscal 2002.
    Qdoba produced a systemwide double-digit increase in same-store sales for the second quarter on top of a double-digit increase in 2002. This is Qdoba's first reporting quarter since
Jack in the Box Inc. acquired the fast-casual chain in January 2003. Jack in the Box Inc. also achieved a double-digit increase in same-store sales, excluding fuel sales, at its Quick Stuff(R) convenience stores for the second quarter, and same-store sales at the Jack in the Box restaurants adjacent to Quick Stuff stores were above system average. Qdoba and Quick Stuff operations are not material components of Jack in the Box Inc. consolidated financial results and projections.
    Consolidated company restaurant sales were $418 million for the quarter, the same as a year ago, and were $978 million year-to-date versus $971 million last year. Other revenues were $10.3 million compared with $4.3 million in last year's second quarter, primarily related to a higher average price on the sale of five company restaurants to franchisees compared with six last year. Other revenues were $18.6 million year-to-date versus $8.2 million for the same period in fiscal 2002, primarily related to the sale of 14 company restaurants to franchisees compared with nine last year. Total revenues in the quarter were $463 million compared with $448 million last year, and were $1.08 billion year-to-date versus $1.04 billion in 2002.
    "We anticipated that competitor discounting and weak economic conditions, particularly in our western markets, would continue to impact sales for the near term, but unusually high fuel costs and the war in Iraq adversely affected sales as well," said Chairman and CEO Robert J. Nugent. "Despite these factors, Jack in the Box remains focused on the major elements of its strategic plan, including the development of higher-quality products that are unique to the quick-serve hamburger category."
    At the beginning of the third quarter, Jack in the Box introduced three new premium salads: Asian Chicken, Southwest Chicken and Chicken Club, marketed collectively as Jack's Ultimate Salads(TM). The initial consumer response has been very positive. Late in the third quarter, the company will launch a new premium sandwich.
    In April, the company commenced construction on a 70,000-square-foot innovation center near its corporate offices in San Diego. When completed next summer, the innovation center will unite the company's marketing group with key technical teams in a state-of-the-art facility to expedite the development of new products as well as new equipment and processes to deliver those products.
    During the second quarter, the company opened 20 new
Jack in the Box restaurants, bringing to 1,527 the total number of company-operated restaurants. Total Jack in the Box units at April 13 were 1,897 compared with 1,817 units at quarter-end last year. The company also operated 12 Quick Stuff(R) convenience stores at quarter-end compared with 11 a year ago. Qdoba opened one new company restaurant and six franchised restaurants during the second quarter, bringing to 92 the total number of units operating at quarter-end versus 76 in 2002.
    Gross profit rate in the second quarter was 18.1 percent of revenues, as forecast, versus 18.7 percent in 2002, primarily as a result of higher occupancy, insurance and POS-system rollout costs, as well as reduced leverage on fixed costs from lower same-store sales. Restaurant operating margin was 16.4 percent of sales versus 18.1 percent in last year's second quarter for the same reasons.
    SG&A expense rate for the second quarter was 11.2 percent of revenues, as forecast, which is slightly higher than last year, primarily due to higher pension costs and reduced leverage from lower same-store sales.
    In the second quarter, the company completed the remaining $14 million of its $90 million share-repurchase authorization. Average shares outstanding are now estimated to be approximately 37 million for the full year.

    Third-Quarter Guidance

    The company currently expects to earn approximately 49 cents per share in the third quarter compared with 60 cents per share reported in 2002, or 57 cents per share when normalizing the annual income tax rate to 38 percent and eliminating the amortization of indefinite life intangible assets of approximately $1 million related to this year's adoption of FAS 142. The primary assumptions supporting this earnings-per-share estimate are as follows, in approximate amounts:

    --  19 new Jack in the Box restaurants open.

    -- 2.5 percent decrease in Jack in the Box same-store sales due to continued economic weakness and competitive promotional activity, partially offset by new product introductions. For the full year, the company continues to estimate a same-store sales decrease of approximately 2.5 percent.

    -- 14 Jack in the Box conversions to franchises versus five last year, producing approximately $6.5 million in other revenues versus $4.7 million in 2002. For the full year, the company now expects to convert approximately 35 restaurants to franchises and produce approximately $31 million in other revenues compared with $20 million from the conversion of 22 restaurants last year. These conversions represent only 2 percent of all company-operated restaurants.

    --  $479 million in total revenues versus $461 million in 2002.

    -- Gross profit rate of 18.4 percent compared with 20 percent last year due to higher costs for food, packaging, insurance, utilities, new point-of-sale (POS) system and de-leveraging on certain fixed costs from lower sales.

    -- SG&A expense rate of 11.2 percent compared with 11.1 percent last year, primarily due to higher pension costs and the absorption of Qdoba, partially offset by continued savings from the company's Profit Improvement Program.

    --  Income tax rate of 38 percent versus 32.7 percent last year.

    --  Weighted average shares outstanding of 36.8 million versus
        40.5 million in 2002.

    -- Capital expenditures of approximately $45 million versus $37.2 million last year.

    -- Operating income plus depreciation/amortization of approximately $51 million versus $57.3 million a year ago.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE: JBX) operates and franchises two restaurant chains, Jack in the Box(R) and Qdoba Mexican Grill(R), in 29 states combined. Jack in the Box is the nation's first major drive-thru hamburger chain, with more than 1,900 restaurants, and Qdoba Mexican Grill is an emerging leader in fast-casual dining, with nearly 100 restaurants. The company also operates 12 proprietary convenience stores called Quick Stuff(R), which include a major-branded fuel station, and are developed adjacent to full-size Jack in the Box restaurants. With headquarters in San Diego, Jack in the Box Inc. has more than 44,000 employees. For more information, visit www.jackinthebox.com and www.qdoba.com.

    This news release contains forward-looking statements about, among other items, the company's projected earnings, sales, revenues, growth, completion of a new facility, sales of franchises, franchise conversions, profits, expenses, tax rates, shares outstanding, new products, and marketing plans. These forward-looking statements are subject to risks and uncertainties. The statements reflect management's current expectations regarding future events.
    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: the effect of competition, including pricing, marketing initiatives and new products introduced by competitors; the availability and cost of food ingredients, labor, utilities, insurance and real estate; the success of the company's new products and marketing initiatives; delays in the opening of restaurants and of the innovation center; the availability of financing on terms satisfactory to franchisees and potential franchisees; the attractiveness of the company's franchise offerings; the continuation of franchise conversions; adverse weather conditions and other local or national conditions or events which affect consumer confidence and spending patterns; the company's ability to successfully execute its strategic plans; the volume of advertising the company is able to purchase compared to its competitors; consumer health concerns about fast food in general or the company's products specifically; changes in government regulations; changes in accounting standards, policies and practices; changes in effective tax rates; potential variances between estimated and actual liabilities; effects of legal claims; the possibility of unforeseen events affecting the industry in general and other risk factors listed from time to time in the company's reports filed with the Securities and Exchange Commission. Statements about the company's past performance are not necessarily indicative of its future results. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.


                 JACK IN THE BOX INC. AND SUBSIDIARIES

             UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share data)

                                Twelve Weeks Ended    Twenty-Eight
                                                      Weeks Ended
                               April 13, April 14, April 13, April 14,
                                  2003      2002      2003      2002
----------------------------------------------------------------------

Revenues:
 Restaurant sales               $418,272 $418,118  $977,703  $970,666
 Distribution and other sales     24,282   16,950    52,424    38,102
 Franchise rents and royalties    10,496    8,247    27,997    24,886
 Other                            10,298    4,315    18,559     8,156
                                --------------------------------------
                                 463,348  447,630 1,076,683 1,041,810
                                --------------------------------------
Costs of revenues:
  Restaurant costs of sales      125,551  127,579   296,821   297,697
  Restaurant operating costs     224,228  214,840   518,245   496,389
  Costs of distribution and
   other sales                    23,789   16,454    51,281    37,139
  Franchised restaurant costs      5,774    5,123    13,214    11,764
                                --------------------------------------
                                 379,342  363,996   879,561   842,989
                                --------------------------------------

Gross profit                      84,006   83,634   197,122   198,821
Selling, general and
 administrative                   51,884   49,804   122,612   115,680
                                --------------------------------------
Earnings from operations          32,122   33,830    74,510    83,141
Interest expense                   5,802    5,190    14,061    12,495
                                --------------------------------------

Earnings before income taxes      26,320   28,640    60,449    70,646

Income taxes                      10,001   10,454    22,970    25,786
                                --------------------------------------

Net earnings                     $16,319  $18,186   $37,479   $44,860
                                ======================================

Net earnings per share:
 Basic                              $.45     $.46     $1.02     $1.14
 Diluted                            $.44     $.45     $1.00     $1.12

Weighted-average shares
 outstanding:
 Basic                            36,399   39,436    36,866    39,342
 Diluted                          36,846   40,299    37,306    40,125


                 JACK IN THE BOX INC. AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                  April 13,  April 14,
                                                     2003       2002
----------------------------------------------------------------------

                                ASSETS

Current assets:
 Cash and cash equivalents                          $8,242     $6,138
 Accounts receivable, net                           30,748     19,042
 Inventories                                        32,030     28,108
 Other current assets                               37,538     88,447
                                                ----------------------
   Total current assets                            108,558    141,735
                                                ----------------------

Property and equipment, at cost                  1,247,170  1,150,544
 Accumulated depreciation and amortization        (401,129)  (355,519)
                                                ----------------------
   Property and equipment, net                     846,041    795,025
                                                ----------------------

Other assets, net                                  158,067    108,509
                                                ----------------------

   TOTAL                                        $1,112,666 $1,045,269
                                                ======================

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Current maturities of long-term debt               $2,519    $76,396
 Accounts payable                                   40,736     37,557
 Other current liabilities                         174,392    169,822
                                                ----------------------
   Total current liabilities                       217,647    283,775
                                                ----------------------

Long-term debt, net of current maturities          298,989    179,063

Other long-term liabilities                        144,239    117,501

Total stockholders' equity                         451,791    464,930
                                                ----------------------

   TOTAL                                        $1,112,666 $1,045,269
                                                ======================



    CONTACT: Jack in the Box Inc., San Diego
             Karen Bachmann, Vice President, Corporate Communications
             858/571-2229
             karen.bachmann@jackinthebox.com
             www.jackinthebox.com